                                                            CONTRACT #95-361-026



                              COAL SUPPLY AGREEMENT


     THIS IS A COAL SUPPLY AGREEMENT (THE "AGREEMENT") DATED JANUARY 1, 1996 BETWEEN LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation, 220 West Main Street, Louisville, Kentucky 40202 ("Buyer") and GREEN COAL COMPANY, INC., a Kentucky corporation, 6288 Chaney Road, Spottsville, Kentucky 42458-9719 ("Seller").

     The parties hereto agree as follows:

     SECTION 1. GENERAL. Seller will sell to Buyer and Buyer will buy from Seller steam coal under all the terms and conditions of this Agreement.

     SECTION 2.  TERMINATION OF CURRENT AGREEMENT; TERM.

     Section 2.1 CURRENT AGREEMENT. The Coal Supply Agreement dated November 1, 1994 between the parties shall be terminated effective December 31, 1995.

     Section 2.2 TERM. The term of this Agreement shall commence on January 1, 1996 and shall continue through December 31, 1998.

     SECTION 3.  QUANTITY.

     Section 3.1 INITIAL NOMINATION. Within 15 days after this Agreement is executed by both parties, the Buyer will deliver to Seller the Buyer's nomination of the initial quantity of coal to be delivered hereunder. Such quantity shall be no less than 50,000 tons per month and no more than 125,000 tons per month.

     Section 3.2 CHANGES IN QUANTITY. At any time during the term of this Agreement, the Buyer shall have the right either to increase or decrease the quantity nominated hereunder

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                                                            CONTRACT #95-361-026

by up to 25% of the then current quantity. Buyer shall give notice of such change to Seller at least three months before the effective date of such change. Buyer may exercise this right repeatedly throughout the term of this Agreement, except that the quantity nominated may not be either increased or decreased more than 25% within any 90 day period and for any calendar year, the total quantity nominated by Buyer shall not be less than 600,000 tons and shall not be more than 2.5 million tons.

     Section 3.3 DELIVERY SCHEDULE. Seller shall deliver quantities of coal in accordance with Buyer's nominations hereunder. Time is of the essence with respect to Seller's deliveries; and failure by Seller to deliver in a timely manner shall constitute a material breach within the meaning of Section 16 of this Agreement.

SECTION 4.  SOURCE.

     Section 4.1 SOURCE. The coal sold hereunder, including coal purchased by Seller from third parties, shall be supplied from geological seam Kentucky #9, Henderson and Hatchett Mill Mines, Henderson County, Kentucky (the "Coal Property").

     Section 4.2 ASSURANCE OF OPERATION AND RESERVES. Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery,

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                                                            CONTRACT #95-361-026

equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses. Seller hereby dedicates to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Property so as to fulfill the quantity requirements hereof.

     Section 4.3 NON-DIVERSION OF COAL. Seller agrees and warrants that it will not, without Buyer's express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

     Section 4.4 SUBSTITUTE COAL. Notwithstanding the above representations and warranties, in the event that Seller is unable to produce or obtain coal from the Coal Property in the quantity and of the quality required by this Agreement, and such inability is not caused by a force majeure event as defined in Section 10, then Buyer will have the option of requiring that Seller supply substitute coal from other facilities and mines under all the terms and conditions of this Agreement including, but not limited to, the price provisions of Section 8, the quality specifications of Section 6.1, and the provisions of
Section 5 concerning reimbursement to Buyer for increased transportation costs. Seller's delivery of coal not produced from the Coal

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                                                            CONTRACT #95-361-026

Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

     SECTION 5. DELIVERY. The coal shall be delivered to Buyer F.O.B. barge at the Green Coal dock at mile point 11.5 on the Green River (the "Delivery Point"). Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer's generating stations. Any resulting savings in such transportation costs shall be retained by Buyer.

     Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer's barging contractor from the loading dock. Buyer or its contractor shall furnish suitable barges in accordance with a delivery schedule provided by Buyer to Seller. Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading and trimming the coal into barges to the proper draft and the proper distribution within the barges. Buyer shall arrange for transporting the coal by barge from the loading dock to its generating station(s) and shall pay for the cost of such transportation. For delays caused by Seller in handling the scheduling of shipments with Buyer's barging contractor, Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor (or assessed by Buyer) which accrue at the Delivery Point, including the demurrage, penalties for loading less than the specified minimum tonnage per barge, or

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                                                            CONTRACT #95-361-026

other penalties assessed for barges not loaded in conformity with applicable requirements. Buyer shall be responsible to deliver barges in as clean and dry condition as practicable. Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer's barging contractor be provided convenient and safe berth free of wharfage, dockage and port charges; that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer's barging contractor; and that the loading dock operator carry landing owners or wharfinger's insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for 30 days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

     SECTION 6.  QUALITY.

     Section 6.1 SPECIFICATIONS. (a) The coal delivered hereunder shall conform to the following specifications on an "as received" basis:

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                                                            CONTRACT #95-361-026


                                   WASHED COAL

                               Guaranteed Monthly          Rejection Limits
     Specifications            Weighted Average            (per shipment)
-------------------------------------------------------------------------------------
     BTU/LB.                  min. 11,000                 LESS THAN 10,500
     MOISTURE                 max. 12.3 lbs/MMBTU         GREATER THAN 14.5 lbs/MMBTU
     ASH                      max. 9.6 lbs/MMBTU          GREATER THAN 14.5 lbs/MMBTU
     SULFUR                   max. 2.6 lbs/MMBTU          GREATER THAN 3.4 lbs/MMBTU
     SULFUR                   min. 1.8 lbs/MMBTU          LESS THAN 1.8 lbs/MMBTU
     CHLORINE                 max. .1 lbs/MMBTU           GREATER THAN .2 lbs/MMBTU
     FLUORINE                 max. .004 lbs/MMBTU         GREATER THAN .01 lbs/MMBTU
     NITROGEN                 max. 1.3 lbs/MMBTU          GREATER THAN 1.5 lbs/MMBTU
     ASH/SULFUR RATIO         min. 5                      LESS THAN 2.5
     Size (3" x 0"):
          Top size (inches)*  max. 3" x 0     "           GREATER THAN 3" x 0"
          Fines (% by wgt)
          Passing 1/4" screen max. 45%                    GREATER THAN 50%

     % BY WEIGHT:
     VOLATILE                 max. 37                     GREATER THAN 38
     VOLATILE                 min.  34                    LESS THAN 29
     FIXED CARBON             max. 46                     GREATER THAN 48
     FIXED CARBON             min.  30                    LESS THAN 30
     GRINDABILITY (HGI)       min.  55                    LESS THAN 50
     BASE ACID RATIO (B/A)    max. .466                   GREATER THAN .8
     SLAGGING FACTOR**        max.  1.5                   GREATER THAN 2.0
     FOULING FACTOR***        max.  .32                   GREATER THAN 1.0

     ASH FUSION TEMPERATURE (DEG.F) (ASTM D1857)

     REDUCING ATMOSPHERE
     Initial Deformation      min. 2000                   min.   1900
     Softening (H=W)          min. 2050                   min.   1975
     Softening (H=1/2W)       min. 2100                   min.   2000
     Fluid                    min. 2200                   min.   2100
     OXIDIZING ATMOSPHERE
     Initial Deformation      min. 2400                   min.   2200
     Softening (H=W)          min. 2400                   min.   2280
     Softening (H=1/2W)       min. 2425                   min.   2300
     Fluid                    min. 2500                   min.   2375

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                                                            CONTRACT #95-361-026

                                   BLEND COAL

                              Guaranteed Monthly          Rejection Limits
     Specifications           Weighted Average            (per shipment)
-------------------------------------------------------------------------------------
     BTU/LB.                  min. 10,600                 LESS THAN 10,000
     MOISTURE                 max. 12.7 lbs/MMBTU         GREATER THAN 14.5 lbs/MMBTU
     ASH                      max. 13.2 lbs/MMBTU         GREATER THAN 15 lbs/MMBTU
     SULFUR                   max. 3.4 lbs/MMBTU          GREATER THAN 3.5 lbs/MMBTU
     SULFUR                   min. 1.8 lbs/MMBTU          LESS THAN 1.8 lbs/MMBTU
     CHLORINE                 max. .15 lbs/MMBTU          GREATER THAN .2 lbs/MMBTU
     FLUORINE                 max. .006 lbs/MMBTU         GREATER THAN .01 lbs/MMBTU
     NITROGEN                 max. 1.2 lbs/MMBTU          GREATER THAN 1.5 lbs/MMBTU
     ASH/SULFUR RATIO         min. 4.8                    LESS THAN 2.5
     Size (3" x 0"):
          Top size (inches)*  max. 3" x 0"                GREATER THAN 3" x 0"
          Fines (% by wgt)
          Passing 1/4" screen max. 45%                    GREATER THAN 50%

     % BY WEIGHT:
     VOLATILE                 max. 36                     GREATER THAN 37
     VOLATILE                 min.  30                    LESS THAN 29
     FIXED CARBON             max. 44                     GREATER THAN 46
     FIXED CARBON             min.  35                    LESS THAN 30
     GRINDABILITY (HGI)       min.  55                    LESS THAN 50
     BASE ACID RATIO (B/A)    max. .54                    GREATER THAN .8
     SLAGGING FACTOR**        max.  1.9                   GREATER THAN 2.0
     FOULING FACTOR***        max.  .4                    GREATER THAN 1.0

     ASH FUSION TEMPERATURE (DEG.F) (ASTM D1857)

     REDUCING ATMOSPHERE
     Initial Deformation      min. 1940                   min.   1900
     Softening (H=W)          min. 2050                   min.   1975
     Softening (H=1/2W)       min. 2100                   min.   2000
     Fluid                    min. 2200                   min.   2100
     OXIDIZING ATMOSPHERE
     Initial Deformation      min. 2400                   min.   2200
     Softening (H=W)          min. 2400                   min.   2280
     Softening (H=1/2W)       min. 2425                   min.   2300
     Fluid                    min. 2500                   min.   2375

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                                                            CONTRACT #95-361-026

                                    RAW COAL

                              Guaranteed Monthly          Rejection Limits
     Specifications           Weighted Average            (per shipment)
--------------------------------------------------------------------------------
     BTU/LB.                  min. 10,300                 LESS THAN 10,000
     MOISTURE                 max. 13.4 lbs/MMBTU         GREATER THAN 14.0 lbs/MMBTU
     ASH                      max. 14.25 lbs/MMBTU        GREATER THAN 15.5 lbs/MMBTU
     SULFUR                   max. 4.0 lbs/MMBTU          GREATER THAN 4.2 lbs/MMBTU
     SULFUR                   min. 1.8 lbs/MMBTU          LESS THAN 1.8 lbs/MMBTU
     CHLORINE                 max. .15 lbs/MMBTU          GREATER THAN .2 lbs/MMBTU
     FLUORINE                 max. .006 lbs/MMBTU         GREATER THAN .01 lbs/MMBTU
     NITROGEN                 max. 1.2 lbs/MMBTU          GREATER THAN 1.5 lbs/MMBTU
     ASH/SULFUR RATIO         min. 4.8                    LESS THAN 2.5
     Size (3" x 0"):
          Top size (inches)*  max. 3" x 0"                GREATER THAN 3" x 0"
          Fines (% by wgt)
          Passing 1/4" screen max. 45%                    GREATER THAN 50%

     % BY WEIGHT:
     VOLATILE                 max. 36                     GREATER THAN 37
     VOLATILE                 min.  30                    LESS THAN 29
     FIXED CARBON             max. 44                     GREATER THAN 46
     FIXED CARBON             min.  35                    LESS THAN 30
     GRINDABILITY (HGI)       min.  55                    LESS THAN 50
     BASE ACID RATIO (B/A)    max. .54                    GREATER THAN .8
     SLAGGING FACTOR**        max.  1.9                   GREATER THAN 2.0
     FOULING FACTOR***        max.  .4                    GREATER THAN 1.0

     ASH FUSION TEMPERATURE (DEG. F) (ASTM D1857)

     REDUCING ATMOSPHERE
     Initial Deformation      min. 1940                   min.   1900
     Softening (H=W)          min. 2050                   min.   1975
     Softening (H=1/2W)       min. 2100                   min.   2000
     Fluid                    min. 2200                   min.   2100
     OXIDIZING ATMOSPHERE
     Initial Deformation      min. 2400                   min.   2200
     Softening (H=W)          min. 2400                   min.   2280
     Softening (H=1/2W)       min. 2425                   min.   2300
     Fluid                    min. 2500                   min.   2375

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                                                            CONTRACT #95-361-026

     * All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than forty-five per cent (45%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

     **   Slagging Factor (R(s))=(B/A) x (Percent Sulfur by Weight(Dry))

     ***  Fouling Factor (R(f))=(B/A) x (Percent Na(2)0 by Weight(Dry))

     The Base Acid Ratio (B/A) is herein defined as:
     BASE ACID RATIO (B/A) =  (FE(2)0(3)  +  CA0  +  MG0  +  NA(2)0  +  K(2)0)
                              ------------------------------------------------
                                        (Si0(2)  +  A1(2)0(3)  +  T10(2))

     Note:     As used herein    GREATER THAN    means greater than:
                                 LESS THAN       means less than.


     (b) Seller shall deliver either all Blend Coal, all Raw Coal, or Washed Coal, Blend Coal and Raw Coal in any ratio Buyer desires hereunder at Buyer's option, subject to the pricing provision set forth in Section 8.1 and subject to the limitations that Washed Coal shall not constitute more than twenty percent (20%) of the total quantity to be delivered hereunder during any one month and Seller shall not be obligated to deliver more than 20,000 tons of Washed Coal in any one month. Buyer may change such nomination or such ratio at any time by giving Seller thirty days prior written notice of such change.

     Section 6.2 DEFINITION OF "SHIPMENT". As used herein, a "shipment" shall mean one barge load or a barge lot load in accordance with Buyer's sampling and analyzing practices.

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                                                            CONTRACT #95-361-026

     Section 6.3  REJECTION.

     Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to the Rejection Limits set forth in Section 6.1 or contains extraneous materials. Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in Section 7.2 or such right to reject is waived. In the event Buyer rejects such non-conforming coal, Buyer shall return the coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost. Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to the Rejection Limits set forth in Section 6.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal. Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal. This remedy is in addition to all of Buyer's other remedies under this Agreement and under applicable law and in equity for Seller's breach.

     If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in Section 6.1 or because such shipment contained extraneous materials, then such non-conforming coal shall be deemed

                                                            CONTRACT #95-361-026

accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer's sole option and the shipment shall nevertheless be considered "rejectable" under Section 6.4. Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

     Section 6.4  SUSPENSION AND TERMINATION.

     If the coal sold hereunder fails to meet one or more of the Guaranteed Monthly Weighted Averages set forth in Section 6.1 for any two (2) months in a six (6) month period, or if nine (9) barge shipments in a 30 day period are rejectable by Buyer, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges. Seller shall, within 10 days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in Section 6.1 and that the source will exceed the rejection limits set forth in Section 6.1. If Seller fails to provide such assurances within said 10 day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the 10 day period. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer's sole option.

                                                            CONTRACT #95-361-026

Buyer shall not unreasonably withhold its acceptance of Seller's assurances, or
delay the resumption of shipment.   If Seller, after such assurances, fails to
meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3) barge shipments are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller's breach.

     SECTION 7.  WEIGHTS, SAMPLING AND ANALYSIS.

     Section 7.1 WEIGHTS. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station(s) unless another method is mutually agreed upon by the parties. Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

     Section 7.2 SAMPLING AND ANALYSIS. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in Buyer's laboratory at Buyer's expense in accordance with industry-

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                                                            CONTRACT #95-361-026

accepted standards. Samples for analyses shall be taken by any industry-accepted standard, mutually acceptable to both parties, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder. Seller represents that it is familiar with Buyer's sampling and analysis practices, and finds them to be acceptable. Buyer shall notify Seller in writing of any significant changes in Buyer's sampling and analysis practices. Any such changes in Buyer's sampling and analysis practices shall, except for industry accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

     Each sample taken by Buyer shall be divided into 4 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by Buyer; one part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one part shall be retained by Buyer until the 25th of the month following the month of unloading (the "Disposal Date") and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one part ("Referee Sample") shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the 12th day of the month following the month of unloading. Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer's analysis shall be used to determine the quality

                                                            CONTRACT #95-361-026

of the coal delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

     If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory ("Independent Lab") mutually chosen by Buyer and Seller. For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer's analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

               (i)       0.50% moisture
               (ii)      0.50% ash on a dry basis
               (iii)     100 Btu/lb. on a dry basis
               (iv)      0.10% sulfur on a dry basis.

     For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer's analysis shall be disregarded. The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer's analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

     SECTION 8.  PRICE.

     Section 8.1 BASE PRICE. The base price ("Base Price") of the coal to be sold hereunder will be firm and will be determined by the type of coal nominated, the quantity nominated for

                                                            CONTRACT #95-361-026

the applicable calendar year, and the year for which the coal is nominated in accordance with the following matrix:

                             Raw Coal            Blend Coal          Washed Coal
Tonnage Per                  --------            ----------          -----------
   Year                   1996      1997/98   1996      1997/98   1996      1997/98
   ----                   ----------------------------------------------------------

600,000-1,200,000        .70000    .68000    .73000    .72000    .77000    .76000
1,200,000-1,800,000      .68000    .65000    .70000    .69000    .74000    .72000
GREATER THAN 1,800,000   .61750    .61250    .65000    .65400    .69000    .67000

(Note: all prices in c/MMBTU).

     For pricing purposes, the tonnage per year is based on tonnage nominated by Buyer in accordance with the terms of this Agreement and is not based on actual deliveries unless Buyer fails to accept delivery of coal tendered by Seller without legal excuse. For example, if Buyer duly nominates 1,300,000 tons, but Seller delivers only 1,100,000 tons for any reason other than Buyer's failure to accept delivery in breach hereof, then the pricing will be based on 1,300,000 tons. However, if Buyer duly nominates 1,300,000 tons, but Seller delivers only 1,100,000 tons because of Buyer's failure to accept delivery in breach hereof, the pricing will be based on 1,100,000 tons.

     Section 8.2  QUALITY PRICE DISCOUNTS.

     (a) The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications as set forth in Section 6.1. Quality price discounts shall

                                                            CONTRACT #95-361-026

be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in Section 6.1, as determined pursuant to Section 7.2, subject to the provisions set forth below. The discount values used are as follows:

                    DISCOUNT VALUES
                              $/MMBTU
                    BTU/LB.   0.2604

                              $/LB./MMBTU
                    SULFUR    0.1232
                    ASH       0.0083
                    MOISTURE  0.0016

     (b) Notwithstanding the foregoing, for the BTU/LB specification each month, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below. However, if the actual Monthly weighted Average fails to meet such applicable Discount Point, then the discount shall apply and shall be calculated on the basis of the difference between the actual Monthly Weighted Average AND THE GUARANTEED MONTHLY WEIGHTED AVERAGE pursuant to the methodology shown in Exhibit A attached hereto.

                       GUARANTEED
                         MONTHLY
                     WEIGHTED AVERAGE               DISCOUNT POINT
-----------------------------------------------------------------------------
BTU/LB           WASHED    BLEND     RAW       WASHED    BLEND     RAW
-----------------------------------------------------------------------------
                 11,000    10,600    10,300    10,800    10,400    10,100

                                                            CONTRACT #95-361-026

     For example, if the actual Monthly Weighted Average of BTU/LB for Washed Coal equals 10,700, then the applicable discount would be [1-(10,700/11,000)] X $.2604 MMBTU = $.00710/MMBTU.

     Section 8.3 PAYMENT CALCULATION. Exhibit A attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller's coal was unloaded by Buyer. If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

     SECTION 9.  INVOICES, BILLING AND PAYMENT.

     Section 9.1 INVOICING ADDRESS. Invoices will be sent to Buyer at the following address:

          Louisville Gas and Electric Company
          220 West Main Street
          P.O. Box 32010
          Louisville, KY  40232
          Attention: Director, Fuels Procurement and Delivery

          With a copy to:

          Louisville Gas and Electric Company
          220 West Main Street
          P.O. Box 32010
          Louisville, KY  40232
          Attention:  Manager, Accounts Payable

     Section 9.2 INVOICE AND MONTHLY PAYMENT PROCEDURES. For all coal unloaded in any week (beginning Tuesday and ending Monday), Buyer shall make preliminary payment by wire transfer by the Tuesday immediately succeeding such week to National City Bank, Louisville, Kentucky, ABA #083000056, Account #704-3695-7,
Attn: Mike Byers.


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                                                            CONTRACT #95-361-026

Preliminary payment shall be in the amount of $12 per ton unloaded during the previous week. After the end of each calendar month, there will be a true-up as follows. The amount due for all coal (based on the initial Base Price minus any Quality Price Discounts) unloaded during any week (beginning Tuesday and ending Monday) which ended during such calendar month shall be calculated and compared to the sum of the preliminary payments made for coal unloaded during such weeks. The difference shall be paid by or paid to the Seller, as applicable, by the 25th of the following month or within ten (10) days after receipt of Seller's invoice, whichever is later.

     Section 9.3 TONNAGE ESTIMATES AND TRUE-UPS. Prior to the beginning of each calendar year, Buyer shall deliver to Seller Buyer's good faith estimate (the "Original Estimate") of whether the total tonnage to be nominated for such calendar year will be between 600,000 and 1,200,000 tons, between 1,200,000 tons and 1,800,000 tons, or greater than 1,800,000 tons. The Original Estimate and all revisions thereto shall be used only to determine the Base Price for initial monthly payment purposes and shall not limit any of Buyer's rights hereunder, including, but not limited to, Buyer's right to change the quantity as set forth in Section 3.2. After the end of each calendar quarter, Buyer promptly shall review its Original Estimate. If Buyer determines in good faith that the Original Estimate of annual quantity is incorrect, then Buyer promptly will deliver to Seller notice of a revision to the Original Estimate. With respect to invoicing and monthly payments which shall have occurred prior to such notice of revision, there will be a true-up as follows. If there shall have been



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                                                            CONTRACT #95-361-026

an underpayment based on the revised estimate, Buyer shall pay to Seller the amount of the underpayment in a lump sum. If there shall have been an overpayment based on the revised estimate, then the Seller shall pay to the Buyer the amount of the overpayment in a lump sum. All invoicing and payments which occur after the notice of revision to the Original Estimate shall be based on the revised estimate. In any case, after the end of each calendar year, there will be a final true-up (if necessary) based on actual nominations under which the Buyer will pay to the Seller the amount of any underpayment in a lump sum and the Seller will pay to the Buyer the amount of any overpayment in a lump sum.

     Section 9.4 WITHHOLDING. Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this Agreement by Seller, and (iii) any amounts owed to Buyer from Seller. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

     Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

     SECTION 10.  FORCE MAJEURE.

     Section 10.1 GENERAL FORCE MAJEURE. If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due


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                                                            CONTRACT #95-361-026

to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods or earthquakes, which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event. During any period in which Seller's ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller's ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller's ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. An event which affects the Seller's ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

     Tonnage deficiencies resulting from a force majeure event shall be made up at Buyer's sole option on a reasonable schedule.


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                                                            CONTRACT #95-361-026

     Section 10.2 ENVIRONMENTAL LAW FORCE MAJEURE. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder. If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller's mine and/or in the handling and utilization of the coal at Buyer's generating station; and if in Buyer's sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

     SECTION 11. CHANGES. Buyer may, by mutual agreement with Seller, at any time by written notice pursuant to Section 12 of this Agreement, make changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including


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

transfer of title and risk of loss), method(s) of weighing, sampling or analysis and such other provision as may affect the suitability and amount of coal for Buyer's generating stations.

     If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in: price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

     Any claim by the Seller for adjustment under this Section 11 shall be asserted within thirty (30) days after the date of Seller's receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon. The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

     SECTION 12.  NOTICES.

     Section 12.1 FORM AND PLACE OF NOTICE. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage


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

prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

     If to Buyer:        Louisville Gas and Electric Company
                         220 West Main Street
                         P.O. Box 32010
                         Louisville, Kentucky 40232
                         Attn.: Director, Fuels Procurement and Delivery

     with a copy to:     Louisville Gas and Electric Company
                         820 West Broadway
                         P.O. Box 32020
                         Louisville, Kentucky 40232
                         Attn.:  Manager, Procurement Services

     If to Seller:       Green Coal Company, Inc.
                         6288 Chaney Road
                         Spottsville, Kentucky 42458-9719
                         Attn: Mike Exline

     Section 12.2 CHANGE OF PERSON OR ADDRESS. Either party may change the person or address specified above upon giving written notice to the other party of such change.

     Section 12.3 ELECTRONIC DATA TRANSMITTAL. Seller hereby agrees, at Seller's cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer's request. Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

     SECTION 13. EARLY TERMINATION. Each party hereto shall have the right of early termination for any reason or no reason of its rights and obligations under this Agreement as follows: The party desiring to exercise its right of early termination shall


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

give written notice thereof to the other party and pay the price for early termination as described herein. Notice may be given by either party no later than four (4) months before the end of any calendar year; and this Agreement
will be terminated at the end of such year.   The price paid for such early
termination shall be $3.50 times the quantity of coal (in tons) nominated under this Agreement during the calendar year immediately preceding the effective date of the early termination times the number of years remaining under this Agreement. For example, if Seller terminates this Agreement effective December 31, 1996 and the quantity of coal nominated under this Agreement during 1996 is 700,000 tons, then Seller would owe Buyer $4,900,000 under this Section 13.
This provision is not intended to limit, liquidate, or otherwise affect in any manner damages recoverable for breach of this Agreement.

     SECTION 14. RIGHT TO RESELL. Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement.

     SECTION 15.  INDEMNITY AND INSURANCE.

     Section 15.1 INDEMNITY. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney's fees) (i) relating to the barges provided by Buyer or Buyer's contractor while such barges are in the care and custody of the loading dock or loading facility, (ii) due to any failure of Seller to comply with laws,


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

regulations or ordinances, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

     Section 15.2 INSURANCE. Seller agrees to carry insurance coverage with minimum limits as follows:

          (1) Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

          (2)  Automobile General Liability, $1,000,000 single limit liability.

          (3) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

          (4) Workers' Compensation and Employer's Liability with statutory limits.

     If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller's insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than 30 calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller's liability shall not be limited to its insurance coverage.


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

     SECTION 16.  TERMINATION FOR DEFAULT.

     Subject to Section 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than 30 days after the date of the notice (the "notice period"). If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

     SECTION 17.  TAXES, DUTIES AND FEES.

     Seller shall pay when due, and the price set forth in Section 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

     SECTION 18. DOCUMENTATION AND RIGHT OF AUDIT.

     Section 18.1 COAL RECORDS. Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two years thereafter. Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for 2 years thereafter.

     Section 18.2 FINANCIAL INFORMATION. Within 30 days after the date completed, Seller shall deliver to Buyer copies of all of Seller's audited and unaudited financial statements (including, but not limited to, balance sheets, profit and loss statements, and cash flow statements) and supporting financing documents and records.

     SECTION 19. EQUAL EMPLOYMENT OPPORTUNITY. To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CRF Section 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CRF
Section 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CRF Section 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals" set forth in 15 USC Section 637(d)(3); and subcontracting plan requirements set forth in 15 USC Section 637(d).


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

     SECTION 20. COAL PROPERTY INSPECTIONS. Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement. Seller shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, "Visitors") who inspect the Coal Property. Any such Visitors shall make every reasonable effort to comply with Seller's regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws. Buyer understands that underground mines and related facilities are inherently high-risk environments. Buyer's failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer's rights hereunder.

     SECTION 21.  MISCELLANEOUS.

     Section 21.1 APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

     Section 21.2 HEADINGS. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.


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

     Section 21.3 WAIVER. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

     Section 21.4 REMEDIES CUMULATIVE. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

     Section 21.5 SEVERABILITY. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

     Section 21.6 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

     Section 21.7 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied; provided, however, that Buyer shall have the right, without consent of Seller, to assign all or any part of this Agreement to any company, controlling, controlled by, or under common control with Buyer; and further provided, however, that any assignment by Seller in connection with a sale of all or substantially all the assets of Seller shall trigger the provisions of Section 21.


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

     Section 21.8 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

     Section 21.9 AMENDMENTS. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOUISVILLE GAS AND ELECTRIC
COMPANY                                 GREEN COAL COMPANY, INC.

By:                                     By:
       ----------------------------            ---------------------------------
Title:                                  Title:
       ----------------------------            ---------------------------------
Date:                                   Date:
       ----------------------------            ---------------------------------



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